Exhibit 99.1

BioCardia Announces Allowance of Japanese Patent on Proprietary Heart3D™ Fusion Imaging Software for Procedure Planning and Realtime Navigation During CardiAMP Cell Therapy Procedures

April 28, 2026

SUNNYVALE, Calif. – April 28 2026 -BioCardia®, Inc. [Nasdaq: BCDA], a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today announces the allowance of Japanese Patent, “Target Site Selection, Entry, and Update with Automatic Remote Image Annotation.” This patent adds further protection to BioCardia’s proprietary Heart3D™ Fusion Imaging (Heart3D) software intended for treatment planning and real-time navigation during CardiAMP Cell Therapy procedures.

The allowed Japanese patent has claims on the use of Heart3D fusion imaging configured for transposing a preoperative three-dimensional image obtained by Computer Tomography (CT) or Magnetic Resonance Imaging (MRI) of the patient’s heart onto two orthogonal two-dimensional images to generate a combined three-dimensional model reconstruction of the heart on a display within or adjacent to a sterile field for navigating delivery systems and recording procedural locations.

“Heart3D fusion imaging technology is expected to support our leading CardiAMP® cell therapy for the treatment of ischemic heart failure and our Helix™ intramyocardial delivery system”, said BioCardia Chief Executive Officer Peter Altman, PhD.” After our recent positive consultation with the Japanese Pharmaceutical and Medical Device Agency, we are working to submit these product candidates for approval in Japan. These product candidates are also the subject of upcoming discussions regarding approval pathways in the United States.”

About CardiAMP Cell Therapy

Granted FDA Breakthrough designation, CardiAMP Cell Therapy uses a patient’s own bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure intended to increase capillary density and reduce tissue fibrosis of myocardial tissue to address microvascular dysfunction. Japan Pharmaceutical and Medical Device Agency has indicated that the clinical results from three completed clinical trials for the treatment of ischemic heart failure likely provide sufficient evidence of safety and efficacy to support a successful submission for approval.

Clinical development of the CardiAMP Cell Therapy for heart failure is supported by the Maryland Stem Cell Research Fund and is reimbursed by Centers for Medicare and Medicaid Services (CMS). CAUTION - Limited by United States law to investigational use.

About Heart 3D

Heart3D Fusion Imaging is intended to enhance real time 2D X-ray imaging by fusing pre-procedure three-dimensional anatomical heart models created from MRI and CT images for the interventional cardiologist with a focus on cardiac biotherapeutic interventions and biopsies.

Heart3D is expected to improve the interventional experience for treating cardiologists and enable clear communication between the treating cardiologists who perform the procedures and their heart failure cardiology colleagues to document how procedures have occurred. Heart3D may be reimbursed as existing cloud-based software for annotating CT images for guiding clinical diagnosis of coronary artery disease.

Heart3D is being developed in collaboration with corporate partner CART-Tech which also has issued and pending patents that add additional layers of protection around the product offering. Heart3D is intended to be used for therapeutic delivery procedures in conjunction with BioCardia’s proprietary Helix transendocardial delivery system.

Heart3D is currently for investigational preclinical use only. BioCardia invites partnering inquiries for pre-clinical research currently. An image of Heart3D is available on the Company’s website at https://www.biocardia.com/pipeline/heart3d-fusion-imaging/id/5011

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLO™ allogeneic cell therapies are the Company’s biotherapeutic platforms with three cardiac clinical stage product candidates in development. These therapies are enabled by its Helix™ biotherapeutic delivery and Morph® vascular navigation product platforms, and soon the Heart3D™ fusion imaging platform. BioCardia selectively partners on biotherapeutic delivery with peers developing important biologic therapies. For more information visit www.biocardia.com.

Upcoming Catalysts in May 2026:

●	FDA CDRH Meeting on Helix Transendocardial Delivery Catheter Approval Pathways

●	FDA CBER Meeting on CardiAMP Cell Therapy Approval Pathways

●	CardiAMP Clinical Readout Oral Presentation at EuroPCR

●	Japan PMDA Formal Clinical Consultation Minutes Received

Forward Looking Statements:

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, statements relating to submission for and subsequent market clearance of CardiAMP Cell Therapy by PMDA and regulatory meetings and pathways in the United States. These forward-looking statements are made as of the date of this press release.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s liquidity position and its ability to raise additional funds, as well as the Company’s ability to successfully progress its clinical trials. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 24, 2026, under the caption titled “Risk Factors” and in its subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Miranda Peto, Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120